Exhibit 99.1

Press Release

Release Date: November 15, 2019	Contact: Jack E. Rothkopf
At 4:30 p.m. EST	Chief Financial Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES FISCAL 2019 RESULTS
RECORD EARNINGS FOR SECOND CONSECUTIVE YEAR

Philadelphia, Pennsylvania (November 15, 2019) – Prudential Bancorp, Inc. (the “Company”) (Nasdaq:PBIP), the holding company for Prudential Bank (the “Bank”), reported net income of $2.6 million, or $0.30 per basic share and $0.29 per diluted share, for the quarter ended September 30, 2019 as compared to $2.4 million, or $0.27 per basic and $0.26 per diluted share, for the same quarter in fiscal 2018.  For the fiscal year ended September 30, 2019, the Company reported net income of $9.5 million, or $1.09 per basic share and $1.07 per diluted share as compared to $7.1 million, or $0.80 per basic share and $0.78 per diluted share, for fiscal 2018.

Dennis Pollack, President and CEO, commented, “We are pleased to report record annual earnings for the second consecutive fiscal year. We achieved strong earnings and continued the growth of our interest-earning assets while continuing to manage our operating expenses and asset quality.  Our continued improved performance during fiscal 2019 following fiscal 2018’s strong results resulted in our determination to declare the $0.45 per share special dividend paid during June 2019. Management continues to be dedicated to executing our strategy, improving the Company’s financial performance, using our capital efficiently and enhancing shareholder value. However, we are operating in a challenging environment, specifically with regard to an inverted yield curve, and as is a majority of the industry, are experiencing margin compression. We are taking steps to address the margin compression we are experiencing primarily due to increased funding costs.  Such steps, which include, among other things, increased emphasis on soliciting high quality borrowers for commercial loans and building our core deposit base, take time to implement.”

Net Interest Income:

For the three months ended September 30, 2019, net interest income increased by $71,000 to $6.2 million as compared $6.1 million for the same period in fiscal 2018. The income reflected a $2.1 million, or 22.1%, increase in interest income, offset in larger part by a $2.0 million, or 59.7%, increase in interest paid on deposits and borrowings. The increase in interest income in the fourth quarter of fiscal 2019 primarily reflected the increase in the average balance of earning assets combined with the effects of the shift in the Bank’s lending emphasis to increasing its investment in commercial real estate and construction loans, which generally produce higher yields than those obtained on residential loans. The average balance of interest-earning assets for the quarter ended September 30, 2019 increased by $197.6 million, or 19.8%, to $1.2 billion from the comparable period in 2018. The weighted average yield on interest-earning assets increased by 7 basis points, to 3.85% for the quarter ended September 30, 2019 from the comparable period in 2018. However, during the same period in 2019, the weighted average cost of borrowings and deposits increased to 1.99% from 1.50% for the comparable period in 2018 due primarily to increases in market rates of interest.

 Due primarily to the composition of the Bank’s deposit base and the intense competition for locally sourced deposits combined with the increased use of borrowings, changes in market rates of interest are more rapidly reflected in the cost of our interest-bearing liabilities than the yield on our interest-earning assets.

For the fiscal year ended September 30, 2019, net interest income increased by $37,000 to $24.8 million as compared to $24.7 million for the same period in fiscal 2018. The $9.2 million, or 26.4%, increase in interest income, was offset by a $9.2 million, or 90.3%, increase in interest paid on deposits and borrowings. As with the fourth quarter, the increase in interest income was primarily due to the increase in the average balance of earning assets and the emphasis on increased investment in commercial real estate and construction loans. The average balance of interest-earning assets increased by $200.9 million, or 21.8%, from fiscal 2018.  The weighted-average yield on interest-earning assets increased by 15 basis points to 3.92% for the fiscal year ended September 30, 2019 from 3.77% for fiscal 2018. The weighted average cost of borrowings and deposits increased to 1.91% during the fiscal year ended September 30, 2019 from 1.23% for fiscal 2018 primarily due to increases in market rates of interest, reflecting in part the competitive market for deposits, particularly time deposits, in the areas in which the Company operates, as well increases in market rates of interest.

For the three months and fiscal year ended September 30, 2019, the net interest margin was 2.05% and 2.20%, respectively, compared to 2.43% and 2.68%, respectively, for the same periods in fiscal 2018. The margin compression experienced in the 2019 periods reflected in large part the higher funding costs resulting from a competitive market for funding deposits, especially locally sourced retail deposits, and the increased use of matched-funding borrowings, combined with the effects of increases in market rates of interest which had more rapid effect on the Bank’s interest-bearing liabilities due to the interest-sensitive nature of the Bank’s interest-bearing liabilities. Asset yields have not risen as quickly as liability costs in response to the decrease in loans originated or purchased for portfolio retention] and increased reliance on lower yielding investment securities exacerbated by the competitive market for funding sources, especially locally sourced deposits.

Non-Interest Income:

Non-interest income amounted to $985,000 and $3.1 million for the three months and fiscal year ended September 30, 2019, respectively, compared to $533,000 and $2.5 million, respectively, for the comparable periods in fiscal 2018. The increase experienced in the 2019 period was primarily attributable to the recognition of gain on sale of investments in the 2019 periods as compared to a loss on the sale of available-for-sale securities in fiscal 2018. Non-interest income in fiscal 2018 included the recognition of an aggregate of $1.1 million of gains resulting from the unwinding of two cash flow hedges.

Non-Interest Expense:

For the three months and fiscal year ended September 30, 2019, non-interest expense decreased $14,000 or 0.3% and increased $631,000 or 4.0%, respectively, compared to the same periods in fiscal 2018.  Non-interest expense increased in fiscal year 2019 due in part to the hiring of additional personnel in our lending operations and an increase in FDIC deposit insurance expense. In connection with the Bank’s increased emphasis on the origination of commercial real estate and construction loans and the attendant increase in such portfolios, the Bank has expanded its lending department operations. Partially offsetting these increases were decreases in professional fees and occupancy expense as the Company maintained its focus on the continued implementation of operating efficiencies.

Income Taxes:

For the three month period ended September 30, 2019, the Company recorded a tax expense of $554,000, compared to a tax expense of $142,000 for the same period in fiscal 2018. For the fiscal year ended September 30, 2019, the Company recorded an income tax expense of $1.9 million as compared to an income tax expense of $3.7 million for fiscal 2018. The reduction in income tax expense in fiscal 2019, primarily reflected the benefit throughout fiscal 2019 associated with the fully implemented decrease in the federal statutory income tax rate, effective January 1, 2018, reducing the Company’s statutory tax rate to 21%.  The $3.7 million tax expense for the fiscal year ended September 30, 2018 included a one-time charge of $1.8 million related to a re-evaluation of the Company’s deferred tax assets due to the tax legislation enacted in December 2017 that reduced the statutory federal income tax rate from 35% to 21%.  However, since the Company has a September 30 fiscal year, the decrease in the income tax rate was not fully phased in until October 1, 2018.

Balance Sheet:

At September 30, 2019, the Company had total assets of $1.3 billion, as compared to $1.1 billion at September 30, 2018, an increase of $208.0 million or 19.2%.  At September 30, 2019, the investment portfolio had increased by $215.5 million to $581.5 million as compared to $366.0 million at September 30, 2018 primarily as a result of the purchase of U.S. government agency issued mortgage-backed securities. Net loans receivable decreased slightly by $17.4 million to $585.5 million at September 30, 2019 from $602.9 million at September 30, 2018 as competition for quality loans remained intense. Commercial and Construction loan balances increased in the aggregate $102.2 million, or 36.5%, during the year from an aggregate of $279.7 million at September 30, 2018 to an aggregate of $381.9 million at September 30, 2019. Concurrently, the balance of one-to-four family residential loans decreased by $56.1 million, or 17.3%, from $324. 9 million at the end of fiscal year 2018 to $268.8 million at the end of fiscal year 2019 due to the intentional run-off of the portfolio.

Total liabilities increased by $196.7 million to $1.1 billion at September 30, 2019 from $952.8 million at September 30, 2018. At September 30, 2019, the Company had FHLB advances outstanding of $376.9 million as compared to $154.7 million at September 30, 2018.  The increase in the level of borrowings was primarily due to the match funding of purchases of investment securities in order to lock in the yield with minimal interest rate risk as part of the Company’s asset/liability management. All of the borrowings had maturities of less than six years.  Total deposits decreased $38.8 million, as the Company sought to decrease its holdings in higher costing wholesale certificates of deposit in favor of lower costing FHLB advances.

Total stockholders’ equity increased by $11.2 million to $139.6 million at September 30, 2019 from $128.4 million at September 30, 2018. The increase was primarily due to net income of $9.5 million combined with a $9.3 million increase in the unrealized appreciation in the fair market value of available for sale securities and interest rate swaps due to decreased market rates of interest. These increases were partially offset by dividend payments of $5.8 million, including $4.0 million related to the special $0.45 per share dividend paid in June 2019, and net treasury stock repurchases, net of equity benefit plan activity, of $2.0 million.

Asset Quality:

At September 30, 2019, the Company’s non-performing assets totaled $14.3 million or 1.1% of total assets as compared to $14.4 million or 1.3% of total assets at September 30, 2018. Non-performing assets at September 30, 2019 included five construction loans aggregating $8.8 million, 22 single-family residential loans aggregating $3.7 million, and five commercial real estate loans aggregating $1.5 million. Non-performing assets at September 30, 2019 also included real estate owned consisting of one single-family residential property with an aggregate carrying value of $348,000. At September 30, 2019, the Company had nine loans aggregating $6.0 million that were classified as troubled debt restructurings (“TDRs”), four of which are included in non-performing assets. Five of the TDRs aggregating $628,000 were performing as of September 30, 2019 in accordance with their restructured terms and were accruing interest. One TDR is on non-accrual and consists of a $432,000 loan secured by a single-family property. The three remaining TDRs totaling $4.9 million are also classified as non-accrual and are part of a borrowing relationship totaling $10.6 million (after taking into account the previously disclosed $1.9 million write-down recognized during fiscal 2017 related to this borrowing relationship). The primary project of the borrower (the development of a 169-unit townhouse project in Bristol Borough, Pennsylvania) is the subject of litigation between the Bank and the borrower. As previously disclosed, subsequent to the commencement of the litigation, the borrower filed for bankruptcy under Chapter 11 (Reorganization) of the federal bankruptcy code in September 2017. The Bank has moved the underlying litigation noted above with the borrower and the Bank from state court to the federal bankruptcy court in which the bankruptcy proceeding is being heard. The state litigation is stayed pending the resolution of the bankruptcy proceedings.

The Company recorded a provision for loan losses of $100,000 for the three months and fiscal year ended September 30, 2019, respectively, compared to provisions for loan losses of $125,000 and $810,000, respectively, for the same periods in fiscal 2018 primarily due to the slight decrease in the size of the loan portfolio and to a lesser degree, the recoveries received on previous charged-off loans, partially offset by the shift in the loan portfolio’s composition. During the three months and fiscal year ending September 30, 2019, the Company recorded two charge offs amounting to $38,000.  Recoveries of $2,000 were recognized during the quarter ended September 30, 2019 while recoveries of $166,000 were recognized for the fiscal year ended September 30, 2019. During the three months ended September 30, 2018, the Company recorded  recoveries of $2,000 and no charge-offs. During the fiscal year ended September 30, 2018, the Company recorded charge offs of $137,000 and recoveries of $28,000.

The allowance for loan losses totaled $5.4 million, or 0.9% of total loans and 38.7% of total non-performing loans (which includes loans acquired from Polonia Bancorp, Inc. as of January 1, 2017 at their fair value) at September 30, 2019 as compared to $5.2 million, or 0.9% of total loans and 38.6% of total non-performing loans at September 30, 2018. The Company believes that the allowance for loan losses at September 30, 2019 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Bank. Prudential Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as nine additional full-service financial centers, seven of which are in Philadelphia, one in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance or conditions relating to the Company and its operations. These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company’s filings with the SEC, including the “Risk Factors” section in its most recent Annual Report on Form 10-K for the year ended September 30, 2018, as supplemented by its quarterly or other reports filed subsequently with the SEC.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At September 30,	At September 30,
	2019	2018
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$1,289,434	$1,081,170
Cash and cash equivalents	47,968	48,171
Investment and mortgage-backed securities:
Held-to-maturity	68,635	59,852
Available-for-sale	512,822	306,187
Loans receivable, net Goodwill and intangible assets	585,456 6,550	602,932 6,673
Deposits	745,444	784,258
FHLB advances	376,904	154,683
Non-performing loans	13,936	13,389
Non-performing assets	14,284	14,415
Stockholders’ equity	139,611	128,409
Full-service offices	10	10

	At or For the Three Months Ended September 30,		At or For the Fiscal Year Ended September 30,
	2019	2018	2019	2018
	(Dollars in Thousands, Except Per Share Amounts)
Selected Operating Data:
Total interest income	$11,631	$9,528	$44,040	$34,851
Total interest expense	5,434	3,402	19,289	10,137
Net interest income	6,197	6,126	24,751	24,714
Provision for loan losses	100	125	100	810
Net interest income after provision for loan losses	6,097	6,001	24,651	23,904
Total non-interest income	985	533	3,094	2,500
Total non-interest expense	3,942	3,956	16,270	15,639
Income before income taxes	3,140	2,578	11,475	10,765
Income tax expense	554	142	1,945	3,701
Net income	$2,586	$2,436	$9,530	$7,064
Basic earnings per share	$0.30	$0.27	$1.09	$0.80
Diluted earnings per share	$0.29	$0.26	$1.07	$0.78
Dividends paid per common share	$0.05	$0.40	$0.65	$0.70
Tangible book value per share at end of period(1)	$14.97	$13.55	$14.97	$13.55
Common stock outstanding (shares)	$8,889,447	$8,987,356	$8,889,447	$8,987,356

Selected Operating Ratios(2):
Average yield on interest- earning assets	3.85%	3.78%	3.92%	3.77%
Average rate paid on interest-bearing liabilities	1.99%	1.50%	1.91%	1.23%
Average interest rate spread (3)	1.86%	2.28%	2.00%	2.55%
Net interest margin (3)	2.05%	2.43%	2.20%	2.68%
Average interest-earning assets to average interest-bearing liabilities	110.83%	111.20%	111.46%	111.81%
Net interest income after provision for loan losses to non-interest expense	154.67%	151.69%	151.51%	152.85%
Total non-interest expense to total average assets	1.26%	1.51%	1.38%	1.60%
Efficiency ratio(4)	54.89%	59.41%	58.43%	57.47%
Return on average assets	0.83%	0.93%	0.81%	0.72%
Return on average equity	7.47%	7.79%	7.06%	5.45%
Average equity to average total assets	11.08%	11.94%	11.47%	13.28%

	At or for the Three Months Ended September 30,		At or for Fiscal Year Ended September 30,
	2019	2018	2019	2018
Asset Quality Ratios(5)
Non-performing loans as a percentage of loans receivable, net(6)	2.38%	2.22%	2.38%	2.22%
Non-performing assets as a percentage of total assets(6)	1.11%	1.33%	1.11%	1.33%
Allowance for loan losses as a percentage of total loans	0.91%	0.85%	0.91%	0.85%
Allowance for loan losses as a percentage of non-performing loans	38.70%	38.59%	38.70%	38.59%
Net charge-offs/(recoveries) to average loans receivable	(0.07)%	0.00%	(0.03)%	0.02%

Capital Ratios(7)
Tier 1 leverage ratio
Company	10.89%	12.51%	10.89%	12.51%
Bank	10.49%	11.86%	10.49%	11.86%
Tier 1 common risk-based capital ratio
Company	18.43%	19.74%	18.43%	19.74%
Bank	18.10%	18.73%	18.10%	18.73%
Tier 1 risk-based capital ratio
Company	18.43%	19.74%	18.43%	19.74%
Bank	18.10%	18.73%	18.10%	18.73%
Total risk-based capital ratio
Company	19.27%	20.58%	19.27%	20.58%
Bank	18.94%	19.56%	18.94%	19.56%

(1)	Non-GAAP measure: see reconciliation below.
(2)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(3)
Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(6)
Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed-in-lieu of foreclosure. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings due to being recently restructured and are initially placed on non-accrual in connection with such restructuring until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status, generally at least six months.  It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

(7)	The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company is deemed to be a small bank holding company.

Non-GAAP Measures Disclosures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of net income and core net income (a non-GAAP measure which excludes the effects of the one-time write-down of the Company’s deferred tax assets as a result of the enactment of the Tax Reform Act in December 2017; management believes many investors desire to evaluate net income without regard to such expense):

	At or For the Three Months Ended September 30,		At or For the Fiscal Year Ended September 30,
	2019	2018	2019	2018
	(Dollars in Thousands)

Income before income taxes	$3,140	$2,578	$11,475	$10,765
Income tax expense	554	142	1,945	3,701
Net income (GAAP)	2,586	2,436	9,530	7,064
One time write-down of deferred tax asset	-	-	-	1,756
Core net income	$2,586	$2,436	$9,530	$8,820

The following table shows the reconciliation of the Company’s book value and tangible book value (a non-GAAP measure which excludes goodwill and the core deposit intangible resulting from the completion of the Polonia Bancorp, Inc. acquisition as of January 1, 2017 from total stockholders’ equity as calculated in accordance with GAAP).

	As of September 30, 2019		As of September 30, 2018
(In Thousands, Except Per Share Amounts)
	Book Value	Tangible Book Value	Book Value	Tangible Book Value
Total stockholders’ equity	$139,611	$139,611	$128,409	$128,409
Less intangible assets:
Goodwill	--	6,102	--	6,102
Core deposit intangible	--	448	--	571
Total intangibles	$--	$6,550	$--	$6,673
Adjusted stockholders’ equity	$139,611	$133,061	$128,409	$121,736
Shares of common stock outstanding	8,889,447	8,889,447	8,987,356	8,987,356
Adjusted book value per share	$15.71	$14.97	$14.29	$13.55